FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. David D. Muth Executive Vice President & Chief Business Officer Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	The Trout Group LLC Chad Rubin (Investors) Tel: (646) 378-2947

Avalon Pharmaceuticals Announces Resignation of Director Dr. Alan Walton

Germantown, Md., Oct. 12, 2007 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), today announced that Alan Walton, Ph.D., D.Sc., age 71, has resigned from the Avalon Pharmaceuticals’ Board of Directors effective November 1, 2007. Dr. Walton is a co-founder of Avalon and has served with tireless distinction as the Company’s Chairman from its inception in 1999 until July of this year when Bradley G. Lorimier assumed the Chairman’s role.

“It has been very gratifying to see the development of Avalon as a company. With the maturity of their drug discovery technology, AvalonRx®, a strong product pipeline, and a growing list of partners like Novartis and Merck, I believe our original vision for Avalon is being achieved. With a strong Board of Directors now in place as a public company, it is a good time for me to step aside,” said Dr. Walton.

“Avalon is indebted to Alan for his many strategic contributions to the Company,” said Kenneth C. Carter, Ph.D., President and CEO. “His visionary leadership has helped us establish an approach to drug discovery and development using genomic biomarkers that will ultimately contribute to better therapeutics for patients who need them critically.”

Avalon has initiated a search for a replacement for Dr. Walton on the Board of Directors.

About Avalon Pharmaceuticals
Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. Avalon’s lead product candidate, AVN944, an IMPDH inhibitor, is in Phase II clinical development. Avalon also has preclinical programs to develop inhibitors of the Beta-catenin and Aurora/Centrosome pathways, discovery programs for inhibitors of the Survivin and Myc pathways and partnerships with Merck, MedImmune, ChemDiv, Medarex, and Novartis. AvalonRx® is the company’s proprietary platform which is based on large-scale biomarker identification and monitoring, used to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”  Avalon is headquartered in Germantown, Md.

Safe Harbor Statement
This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties, including those specified under the “Risk Factors” section of our 2006 Annual Report on Form 10-K and updates contained in subsequent filings we make with the Securities and Exchange Commission.

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